Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024

FOX REPORTS FOURTH QUARTER FISCAL 2024
REVENUES OF $3.09 BILLION
NET INCOME OF $320 MILLION, AND
ADJUSTED EBITDA OF $773 MILLION

FOX REPORTS FULL YEAR FISCAL 2024
REVENUES OF $13.98 BILLION
NET INCOME OF $1.55 BILLION, AND
ADJUSTED EBITDA OF $2.88 BILLION

NEW YORK, NY, August 6, 2024 – Fox Corporation (Nasdaq: FOXA, FOX; “FOX” or the “Company”) today reported financial results for the three and twelve months ended June 30, 2024.

Commenting on the results, Executive Chair and Chief Executive Officer Lachlan Murdoch said:

“Fiscal 2024 was another successful year for FOX with very clear achievements across our portfolio, including delivering strong total company affiliate revenue growth each quarter from our ongoing renewals, cementing Tubi’s position as the most watched free TV and movie streaming service in the United States, and generating reinvigorated ratings and share growth at FOX News. We now carry this momentum into another major event cycle with fiscal 2025 featuring the Presidential Election and Super Bowl. The soundness of our strategy, the consistency of our delivery and the strength of our financial position have never distinguished us more and underpin our confidence in the future at FOX and in delivering shareholder value."

FOURTH QUARTER COMPANY RESULTS

The Company reported total quarterly revenues of $3.09 billion, an increase of $60 million or 2% from the amount reported in the prior year quarter. Affiliate fee revenues increased 5%, driven by 9% growth at the Television segment and 2% growth at the Cable Network Programming segment. Advertising revenues were consistent with the prior year quarter, as FOX Sports' "Summer of Soccer", including the broadcasts of the UEFA European Championship and CONMEBOL Copa América, along with continued growth at Tubi were offset by lower ratings and pricing at the FOX Network. Other revenues were $226 million as compared to the $253 million reported in the prior year quarter, primarily due to a lower volume of third-party content sales in the current year quarter.

The Company reported quarterly net income of $320 million as compared to the $369 million reported in the prior year quarter. The variance includes the change in fair value of the Company's investments recognized in Non-operating other, net. Net income attributable to Fox Corporation stockholders was $319 million ($0.68 per share) as compared to the $375 million ($0.74 per share) reported in the prior year quarter. Adjusted net income attributable to Fox Corporation stockholders1 was $423 million ($0.90 per share) as compared to the $443 million ($0.88 per share) reported in the prior year quarter.

Quarterly Adjusted EBITDA2 was $773 million, an increase of $38 million or 5% from the prior year quarter, primarily due to the revenue increases noted above, partially offset by higher expenses. The increase in expenses was driven by the broadcasts of the UEFA European Championship and CONMEBOL Copa América along with increased digital investment at Tubi, partially offset by the deconsolidation of the USFL and lower entertainment programming costs.
1 Excludes net income effects of Restructuring, impairment and other corporate matters, adjustments to Equity earnings (losses) of affiliates, Non-operating other, net, Tax provision and Noncontrolling interest adjustments. See Note 1 for a description of adjusted net income attributable to Fox Corporation stockholders and adjusted earnings per share attributable to Fox Corporation stockholders, which are considered non-GAAP financial measures, and a reconciliation of reported net income attributable to Fox Corporation stockholders and earnings per share attributable to Fox Corporation stockholders to adjusted net income attributable to Fox Corporation stockholders and adjusted earnings per share attributable to Fox Corporation stockholders.
2 Adjusted EBITDA is considered a non-GAAP financial measure. See Note 2 for a description of Adjusted EBITDA and a reconciliation of net income to Adjusted
EBITDA.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024

FULL YEAR COMPANY RESULTS

The Company reported total full year revenues of $13.98 billion as compared to the $14.91 billion reported in the prior year. Affiliate fee revenues increased 4%, led by 9% growth at the Television segment. Advertising revenues were $5.44 billion as compared to the $6.61 billion reported in the prior year, primarily due to the absence of the prior year broadcasts of Super Bowl LVII and the FIFA Men's World Cup ("Men's World Cup") at FOX Sports and lower political advertising revenues at the FOX Television Stations due to the absence of the prior year midterm elections, partially offset by continued growth at Tubi. Other revenues were $1.21 billion as compared to the $1.26 billion reported in the prior year, primarily due to lower content revenues at FOX Entertainment studios as a result of the 2023 industry guild labor disputes, partially offset by higher sports sublicensing revenues.

The Company reported full year net income of $1.55 billion as compared to the $1.25 billion reported in the prior year. The variance primarily reflects the absence of prior year charges associated with legal settlement costs at FOX News Media recognized in Restructuring, impairment and other corporate matters and a gain on USFL assets contributed to the United Football League joint venture recognized in Non-operating other, net in the current year, partially offset by the change in fair value of the Company's investments recognized in Non-operating other, net. Net Income attributable to Fox Corporation stockholders was $1.50 billion ($3.13 per share) as compared to the $1.24 billion ($2.33 per share) reported in the prior year. Adjusted net income attributable to Fox Corporation stockholders was $1.65 billion ($3.43 per share) as compared to the $1.87 billion ($3.51 per share) reported in the prior year.

Full year Adjusted EBITDA was $2.88 billion as compared to the $3.19 billion reported in the prior year, primarily due to the revenue decreases noted above, partially offset by lower expenses. The decrease in expenses was driven by the absence of the prior year broadcasts of Super Bowl LVII and the Men's World Cup and lower entertainment programming costs, partially offset by the impact of the renewed NFL contract.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024

REVIEW OF OPERATING RESULTS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023
	$ Millions
Revenues by Component:

Affiliate fee	$1,859	$1,771	$7,324	$7,051
Advertising	1,007	1,008	5,444	6,606
Other	226	253	1,212	1,256
Total revenues	$3,092	$3,032	$13,980	$14,913

Segment Revenues:

Cable Network Programming	$1,438	$1,410	$5,955	$6,043
Television	1,615	1,587	7,875	8,710
Corporate and Other	53	50	209	217
Eliminations	(14)	(15)	(59)	(57)
Total revenues	$3,092	$3,032	$13,980	$14,913

Adjusted EBITDA:

Cable Network Programming	$703	$585	$2,693	$2,472
Television	148	227	506	1,009
Corporate and Other	(78)	(77)	(316)	(290)
Adjusted EBITDA[3]	$773	$735	$2,883	$3,191

Depreciation and amortization:

Cable Network Programming	$20	$19	$77	$71
Television	31	29	117	126
Corporate and Other	47	55	195	214
Total depreciation and amortization	$98	$103	$389	$411

3 Adjusted EBITDA is considered a non-GAAP financial measure. See Note 2 for a description of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024

CABLE NETWORK PROGRAMMING

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023
		$ Millions
Revenues
Affiliate fee	$1,048	$1,027	$4,188	$4,175
Advertising	328	320	1,262	1,403
Other	62	63	505	465
Total revenues	1,438	1,410	5,955	6,043
Operating expenses	(578)	(656)	(2,668)	(2,927)
Selling, general and administrative	(161)	(173)	(610)	(660)
Amortization of cable distribution investments	4	4	16	16
Segment EBITDA	$703	$585	$2,693	$2,472

Three Months Ended June 30, 2024

Cable Network Programming reported quarterly segment revenues of $1.44 billion, an increase of $28 million or 2% from the amount reported in the prior year quarter. Affiliate fee revenues increased $21 million or 2% as contractual price increases were partially offset by the impact of net subscriber declines. Advertising revenues increased $8 million or 3%, primarily due to the broadcasts of the CONMEBOL Copa América and UEFA European Championship at the national sports networks and growth in pricing, higher ratings and lower preemptions, partially offset by lower political advertising revenues at FOX News Media. Other revenues were essentially unchanged from the prior year quarter.

Cable Network Programming reported quarterly segment EBITDA of $703 million, an increase of $118 million or 20% from the amount reported in the prior year quarter, primarily due to the revenue increases noted above and lower expenses. The decrease in expenses was driven by the deconsolidation of the USFL and lower programming costs at FOX News Media, partially offset by costs associated with the UEFA European Championship and CONMEBOL Copa América.

Twelve Months Ended June 30, 2024

Cable Network Programming reported full year segment revenues of $5.96 billion as compared to the $6.04 billion reported in the prior year. Affiliate fee revenues increased $13 million from the prior year, as contractual price increases were partially offset by the impact of net subscriber declines. Advertising revenues were $1.26 billion as compared to the $1.40 billion reported in the prior year, primarily due to the impact of lower ratings and elevated supply in the direct response marketplace, partially offset by higher national pricing at FOX News Media, as well as the absence of the prior year broadcast of the Men's World Cup at the national sports networks. Other revenues increased $40 million or 9%, led by higher sports sublicensing revenues.

Cable Network Programming reported full year segment EBITDA of $2.69 billion, an increase of $221 million or 9% from the prior year, as the revenue decreases noted above were more than offset by lower expenses. The decrease in expenses was primarily due to lower programming rights amortization and production costs at the national sports networks, led by the absence of the prior year broadcast of the Men's World Cup, lower programming and legal costs at FOX News Media and the deconsolidation of the USFL.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024

TELEVISION

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023
		$ Millions
Revenues
Advertising	$679	$688	$4,182	$5,204
Affiliate fee	811	744	3,136	2,876
Other	125	155	557	630
Total revenues	1,615	1,587	7,875	8,710
Operating expenses	(1,194)	(1,112)	(6,372)	(6,704)
Selling, general and administrative	(273)	(248)	(997)	(997)
Segment EBITDA	$148	$227	$506	$1,009

Three Months Ended June 30, 2024

Television reported quarterly segment revenues of $1.62 billion, an increase of $28 million or 2% from the amount reported in the prior year quarter. Advertising revenues were $679 million as compared to the $688 million reported in the prior year quarter as lower ratings and pricing at the FOX Network were offset by the broadcasts of the UEFA European Championship and CONMEBOL Copa América at FOX Sports and continued growth at Tubi. Affiliate fee revenues increased $67 million or 9%, driven by increases in fees from third-party FOX affiliates and higher average rates at the Company’s owned and operated television stations. Other revenues were $125 million as compared to the $155 million reported in the prior year quarter, primarily due to a lower volume of third-party content sales.

Television reported quarterly segment EBITDA of $148 million as compared to the $227 million reported in the prior year quarter, as the revenue increases noted above were more than offset by higher expenses. The increase in expenses was primarily due to costs associated with the UEFA European Championship and CONMEBOL Copa América, along with increased digital investment at Tubi, partially offset by lower programming costs at FOX Entertainment.

Twelve Months Ended June 30, 2024

Television reported full year segment revenues of $7.88 billion as compared to the $8.71 billion reported in the prior year. Advertising revenues were $4.18 billion as compared to the $5.20 billion reported in the prior year, driven by the absence of the prior year broadcasts of Super Bowl LVII and the Men's World Cup at FOX Sports, lower political advertising revenues at the FOX Television Stations due to the absence of the prior year midterm elections and lower ratings at the FOX Network. These were partially offset by continued growth at Tubi. Affiliate fee revenues increased $260 million or 9%, driven by increases in fees from third-party FOX affiliates and higher average rates at the Company’s owned and operated television stations. Other revenues were $557 million as compared to the $630 million reported in the prior year, primarily due to lower content revenues at FOX Entertainment studios as a result of the 2023 industry guild labor disputes.

Television reported full year segment EBITDA of $506 million as compared to the $1.01 billion reported in the prior year, primarily due to the revenue decreases noted above, partially offset by lower expenses. The decrease in expenses was driven by lower sports and entertainment programming rights amortization and production costs, including the absence of the prior year broadcasts of Super Bowl LVII and the Men's World Cup and fewer hours of original scripted programming due to the impact of the 2023 industry guild labor disputes, partially offset by the impact of the renewed NFL contract.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024

DIVIDEND

The Company’s Board of Directors has authorized an increase in the Company’s semi-annual dividend and has declared a dividend of $0.27 per Class A and Class B share. This dividend is payable on September 25, 2024 with a record date for determining dividend entitlements of September 4, 2024.

SHARE REPURCHASE PROGRAM

As of June 30, 2024, the Company has repurchased approximately $4.6 billion of its Class A common stock and approximately $1 billion of its Class B common stock, with a remaining authorization of $1.4 billion. During the quarter, the Company repurchased approximately $250 million of its Class A common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this press release due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the Company’s businesses. More detailed information about these factors is contained in the documents the Company has filed with or furnished to the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

Statements in this press release speak only as of the date they were made, and the Company undertakes no duty to update or release any revisions to any forward-looking statement made in this press release or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

To access a copy of this press release through the Internet, access Fox Corporation’s corporate website located at http://www.foxcorporation.com.

CONTACTS

Gabrielle Brown, Investor Relations	Brian Nick, Press Inquiries
212-852-7720	310-369-3545

Charlie Costanzo, Investor Relations	Lauren Townsend, Press Inquiries
212-852-7908	310-369-2729

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023
	$ Millions, except per share amounts

Revenues	$3,092	$3,032	$13,980	$14,913

Operating expenses	(1,784)	(1,778)	(9,089)	(9,689)
Selling, general and administrative	(539)	(523)	(2,024)	(2,049)
Depreciation and amortization	(98)	(103)	(389)	(411)
Restructuring, impairment and other corporate matters	(43)	(167)	(67)	(1,182)
Equity (losses) earnings of affiliates	(44)	1	(44)	4
Interest expense, net	(47)	(35)	(216)	(218)
Non-operating other, net	(86)	78	(47)	368
Income before income tax expense	451	505	2,104	1,736
Income tax expense	(131)	(136)	(550)	(483)
Net income	320	369	1,554	1,253
Less: Net (income) loss attributable to noncontrolling interests	(1)	6	(53)	(14)
Net income attributable to Fox Corporation stockholders	$319	$375	$1,501	$1,239

Weighted average shares:	468	506	480	531

Net income attributable to Fox Corporation stockholders per share:	$0.68	$0.74	$3.13	$2.33

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024

CONSOLIDATED BALANCE SHEETS

	June 30, 2024	June 30, 2023
	$ Millions
Assets:
Current assets:
Cash and cash equivalents	$4,319	$4,272
Receivables, net	2,364	2,177
Inventories, net	626	543
Other	192	265
Total current assets	7,501	7,257

Non-current assets:
Property, plant and equipment, net	1,696	1,708
Intangible assets, net	3,038	3,084
Goodwill	3,544	3,559
Deferred tax assets	2,878	3,090
Other non-current assets	3,315	3,168
Total assets	$21,972	$21,866

Liabilities and Equity:
Current Liabilities:
Borrowings	$599	$1,249
Accounts payable, accrued expenses and other current liabilities	2,353	2,514
Total current liabilities	2,952	3,763

Non-current liabilities:
Borrowings	6,598	5,961
Other liabilities	1,366	1,484
Redeemable noncontrolling interests	242	213
Commitments and contingencies

Equity:
Class A common stock, $0.01 par value	2	3
Class B common stock, $0.01 par value	2	2
Additional paid-in capital	7,678	8,253
Retained earnings	3,139	2,269
Accumulated other comprehensive loss	(107)	(149)
Total Fox Corporation stockholders' equity	10,714	10,378
Noncontrolling interests	100	67
Total equity	10,814	10,445
Total liabilities and equity	$21,972	$21,866

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended June 30,
	2024	2023
	$ Millions
OPERATING ACTIVITIES
Net income	$1,554	$1,253
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	389	411
Amortization of cable distribution investments	16	16
Restructuring, impairment and other corporate matters	67	367
Equity-based compensation	90	74
Equity losses (earnings) of affiliates	44	(4)
Non-operating other, net	47	(368)
Deferred income taxes	203	321
Change in operating assets and liabilities, net of acquisitions and dispositions
Receivables and other assets	(172)	(104)
Inventories net of programming payable	(303)	145
Accounts payable and accrued expenses	(1)	(68)
Other changes, net	(94)	(243)
Net cash provided by operating activities	1,840	1,800

INVESTING ACTIVITIES
Property, plant and equipment	(345)	(357)
Purchase of investments	(103)	(54)
Other investing activities, net	(4)	(27)
Net cash used in investing activities	(452)	(438)

FINANCING ACTIVITIES
Repayment of borrowings	(1,250)	—
Borrowings	1,232	—
Repurchase of shares	(1,000)	(2,000)
Dividends paid and distributions	(281)	(299)
Sale of subsidiary noncontrolling interest	—	35
Other financing activities, net	(42)	(26)
Net cash used in financing activities	(1,341)	(2,290)

Net increase (decrease) in cash and cash equivalents	47	(928)
Cash and cash equivalents, beginning of year	4,272	5,200
Cash and cash equivalents, end of year	$4,319	$4,272

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024

NOTE 1 – ADJUSTED NET INCOME AND ADJUSTED EPS

The Company uses net income attributable to Fox Corporation stockholders and earnings per share (“EPS”) attributable to Fox Corporation stockholders excluding net income effects of Restructuring, impairment and other corporate matters, adjustments to Equity earnings (losses) of affiliates, Non-operating other, net, Tax provisions and Noncontrolling interest adjustments (“Adjusted Net Income” and “Adjusted EPS” respectively) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

Adjusted Net Income and Adjusted EPS may not be comparable to similarly titled measures reported by other companies. Adjusted Net Income and Adjusted EPS are not measures of performance under GAAP and should be considered in addition to, and not as substitutes for, net income attributable to Fox Corporation stockholders and EPS as reported in accordance with GAAP. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to management, investors and equity analysts to assist in their analysis of the Company’s performance relative to prior periods and the Company’s competitors.

The following table reconciles net income attributable to Fox Corporation stockholders and EPS attributable to Fox Corporation stockholders to Adjusted Net Income and Adjusted EPS for the three months ended June 30, 2024 and 2023:

	Three Months Ended
	June 30, 2024		June 30, 2023
	Income	EPS	Income	EPS
	$ Millions, except per share data
Net income attributable to Fox Corporation stockholders	$319	$0.68	$375	$0.74

Restructuring, impairment and other corporate matters	43	0.09	167	0.33

Non-operating other, net	86	0.18	(78)	(0.15)

Tax provision	(25)	(0.05)	(21)	(0.04)

As adjusted	$423	$0.90	$443	$0.88

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024

The following table reconciles net income attributable to Fox Corporation stockholders and EPS attributable to Fox Corporation stockholders to Adjusted Net Income and Adjusted EPS for the twelve months ended June 30, 2024 and 2023:

	Twelve Months Ended
	June 30, 2024		June 30, 2023
	Income	EPS	Income	EPS
	$ Millions, except per share data
Net income attributable to Fox Corporation stockholders	$1,501	$3.13	$1,239	$2.33

Restructuring, impairment and other corporate matters	67	0.14	1,182	2.23

Non-operating other, net	47	0.10	(368)	(0.69)

Tax provision	(1)	—	(187)	(0.35)

Noncontrolling interest adjustment	31	0.06	—	—

Rounding	—	—	—	(0.01)

As adjusted	$1,645	$3.43	$1,866	$3.51

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024

NOTE 2 – ADJUSTED EBITDA

Adjusted EBITDA is defined as Revenues less Operating expenses and Selling, general and administrative expenses. Adjusted EBITDA does not include: Amortization of cable distribution investments, Depreciation and amortization, Restructuring, impairment and other corporate matters, Equity earnings (losses) of affiliates, Interest expense, net, Non-operating other, net and Income tax expense.

Management believes that information about Adjusted EBITDA assists all users of the Company’s Unaudited Consolidated Financial Statements by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect Net income, thus providing insight into both operations and the other factors that affect reported results. Adjusted EBITDA provides management, investors and equity analysts a measure to analyze the operating performance of the Company’s business and its enterprise value against historical data and competitors’ data, although historical results, including Adjusted EBITDA, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Adjusted EBITDA is considered a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment charges, which are significant components in assessing the Company’s financial performance. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles net income to Adjusted EBITDA for the three and twelve months ended June 30, 2024:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023
	$ Millions
Net Income	$320	$369	$1,554	$1,253
Add:
Amortization of cable distribution investments	4	4	16	16
Depreciation and amortization	98	103	389	411
Restructuring, impairment and other corporate matters	43	167	67	1,182
Equity losses (earnings) of affiliates	44	(1)	44	(4)
Interest expense, net	47	35	216	218
Non-operating other, net	86	(78)	47	(368)
Income tax expense	131	136	550	483
Adjusted EBITDA	$773	$735	$2,883	$3,191